UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2014

TransDigm Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street, Suite 3000, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 706-2960

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 23, 2014, the consent deadline expired pursuant to TransDigm Inc.’s (“TransDigm”), a wholly-owned subsidiary of TransDigm Group Incorporated (“TransDigm Group”), previously announced cash offer to purchase (“Tender Offer”), any and all of its 7.75% Senior Subordinated Notes due 2018 (the “Notes”). As of such date, TransDigm had received approximately $1,209 million aggregate principal amount of Notes, representing approximately 76% of such Notes, which were validly tendered and not validly withdrawn. TransDigm also received consents from holders of the required majority of the principal amount of the Notes to, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default in the indenture, dated as of December 14, 2010 (as amended and supplemented, the “Indenture”), governing the Notes. In connection with the offers to purchase and consent solicitations, on May 23, 2014, TransDigm, TransDigm Group, the subsidiaries of TransDigm named therein as guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, entered into the Eighth Supplemental Indenture (the “Eighth Supplemental Indenture”) to the Indenture. A copy of the Eighth Supplemental Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

Item 1.01. “Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 3.03. “Material Modification to Rights of Security Holders.”

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Eighth Supplemental Indenture, dated as of May 23, 2014, by and amoung TransDigm Inc., as issuer, TransDigm Group Incorporated, as a guarantor, the subsidiary guarantors party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee, relating to TransDigm Inc.’s 7.75 Senior Subordinated Notes due 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Gregory Rufus
	Name:	Gregory Rufus
	Title:	Executive Vice President, Chief Financial Officer and Secretary

Dated: May 27, 2014

EXHIBIT INDEX

Exhibit Number	Description

4.1	Eighth Supplemental Indenture, dated as of May 23, 2014, by and amoung TransDigm Inc., as issuer, TransDigm Group Incorporated, as a guarantor, the subsidiary guarantors party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee, relating to TransDigm Inc.’s 7.75 Senior Subordinated Notes due 2018